                                                                    Exhibit 10.7

                                    AGREEMENT

      This Agreement is made and entered into on this 17th day of December, 2006 by and between Broadcom Corporation ("Broadcom" or the "Company") and William Ruehle ("Ruehle"), the undersigned holder of options to purchase shares of the Company's Class A common stock and Class B common stock.

      Broadcom and Ruehle hereby agree as follows:

      1. Ruehle holds the following outstanding options to purchase shares of Broadcom Class B common stock granted before the Company's initial public offering (the "Pre-IPO Options"):

                                          EXERCISE PRICE PER
                   GRANT DATE   OPTIONS         SHARE
                   -----------------------------------------
                    03/02/98    300,000        $1.6667

      2. Ruehle holds the following outstanding options to purchase shares of Broadcom Class A common stock granted after the Company's initial public offering, which are subject to the terms and provisions of Paragraph 5 of this Agreement (the "Subject Options"):

                                  ORIGINAL EXERCISE   AMENDED EXERCISE
           GRANT DATE   OPTIONS    PRICE PER SHARE     PRICE PER SHARE
           ------------------------------------------------------------
            11/03/98    885,000       $13.6355            $20.5000
            08/05/02    450,000       $10.4933            $10.6800

      3. Ruehle holds the following remaining outstanding options to purchase shares of Broadcom Class A common stock granted after the Company's initial public offering (the "Remainder Options"):

                                          EXERCISE PRICE PER
                   GRANT DATE   OPTIONS         SHARE
                   -----------------------------------------
                    12/24/01    171,874       $26.5000
                    11/10/03    203,125       $23.4133
                    12/07/03    103,125       $22.6933
                    02/05/05     26,718       $21.4733
                    05/05/06      6,250       $41.1500

      4. The Subject Options and the Remainder Options, together with any unexercised or unvested options to purchase Broadcom Class A common stock Ruehle holds or may have held, shall be known as the "Terminated Options" for purposes of this Agreement.

      5. To avoid adverse tax consequences under Section 409A of the Internal Revenue Code, Ruehle desires to amend the Subject Options to increase the Original Exercise Price Per Share in effect for the unexercised portion of the Subject Options that is subject to Section 409A to the higher Amended Exercise Price Per Share indicated in Paragraph 2 of this Agreement. Broadcom and Ruehle agree that the Original Exercise Price Per Share for the Subject Options listed in Paragraph 2 of this Agreement is hereby increased to the higher Amended Exercise Price Per Share set forth for the Subject Options in Paragraph 2 of this Agreement.

      6. Ruehle agrees that he will not exercise or otherwise make any claim to the Terminated Options. The Terminated Options shall be cancelled by Broadcom and shall cease to be outstanding on December 19, 2006.

      7. In the event that Broadcom asserts any claim against Ruehle, known or unknown, including claims presently asserted in the pending shareholder derivative litigations (the "Claims"), Broadcom and Ruehle agree that Ruehle is entitled to a credit equal to the value of the Terminated Options (the "Credit"), unless otherwise ordered or disapproved by a court, and subject to the express conditions of this Paragraph. The Credit shall be calculated as the product of the total number of shares of Broadcom Class A common stock underlying the outstanding Terminated Options as of the date of this Agreement and the difference between the exercise prices of the Terminated Options, as amended, and $33.59 (the closing price per share of Broadcom Class A common stock on December 15, 2006). Ruehle shall have a right to receive the Credit only as against any damages or monetary relief that may be awarded to Broadcom in connection with the Claims, or in any future settlement of the Claims. Ruehle agrees as express conditions to any right Ruehle may claim to receive the Credit, that (1) Ruehle must expressly invoke, in writing, his right to the Credit, and (2) before Broadcom shall be obligated by this Agreement to issue the Credit to Ruehle, Ruehle must deliver to Broadcom in cash an amount equal to any withholding taxes or penalties Broadcom may be required to remit to the Internal Revenue Service, applicable state taxing authorities, or any other applicable taxing authorities with respect to the issuance of the Credit to Ruehle, with such withholding taxes or penalties to be calculated for purposes of this Agreement as if the Credit were an actual cash payment made to Ruehle. In the event that any court disapproves the issuance of the Credit as against any damages or monetary relief that may be awarded to Broadcom in connection with the Claims, or in any future settlement of the Claims, the remaining portions of this Agreement shall remain in full force and effect.

      8. In exchange for Ruehle's Pre-IPO Options, Broadcom shall pay Ruehle the sum of $5,195,517.07, which is the difference between $1.6667 (the option exercise price per share) and $33.59 (the closing price per share of Broadcom Class A common stock on December 15, 2006) for each of the shares of Broadcom Class B common stock underlying the Pre-IPO Options less the required withholding taxes of $4,381,472.93. Such sum shall be paid immediately by Broadcom via wire transfer to a financial institution account designated by Ruehle.

      9. Notwithstanding the provisions of Paragraphs 5, 7 and 8 of this Agreement, Ruehle agrees that Broadcom is not obligated, and Ruehle shall make no claim against

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

Broadcom, for any liability Ruehle may incur pursuant to Section 409A of the Internal Revenue Code. Ruehle will not receive any assistance from Broadcom or otherwise be made whole to offset the Section 409A or other tax consequences that may arise from the cancellation or termination of the Terminated Options or from the payment described in paragraph 8 of this Agreement.

      10. Nothing contained in this Agreement is intended to modify or alter Broadcom's or Ruehle's rights to contribution against any person or entity in connection with claims presently asserted or that may be asserted in pending shareholder class action or derivative litigations in which Broadcom or Ruehle is named as a party, or any future litigation arising out of the same facts and circumstances.

      11. Nothing contained in this Agreement shall be deemed as an admission by either Broadcom or Ruehle. This Agreement shall not be deemed or argued to constitute a waiver of any rights, claims or defenses of either Broadcom or Ruehle, and this Agreement does not constitute a release of any claims that either party may have against the other.

      12. Both Broadcom and Ruehle have cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter.

      13. This Agreement contains the entire agreement between Broadcom and Ruehle relating to the Pre-IPO Options, Subject Options and Remainder Options, and supersedes all prior negotiations, agreements and understandings, if any, with respect thereto. This Agreement can be modified only in a writing signed by both Ruehle and an authorized officer of Broadcom.

      14. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument.

      AGREED AND ACCEPTED:

DATED: 12/17/2006                       BROADCOM CORPORATION

                                        BY:  /s/ David A. Dull
                                             -----------------
                                               David A. Dull
                                               Senior Vice President

DATED: 12/17/2006                       WILLIAM RUEHLE

                                        /s/ William Ruehle
                                        ------------------

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